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                                                                    EXHIBIT 10.5

                               OBJECT DESIGN, INC.
                             25 Burlington Mall Road
                              Burlington, MA 01803

                                                                 April 18, 1995


Fleet Bank of Massachusetts, N.A.
75 State Street
Boston, MA  02109

Gentlemen:

         This letter agreement will set forth certain understandings between Object Design, Inc., a Delaware corporation (the "Borrower") and Fleet Bank of Massachusetts, N.A. (the "Bank") with respect to Revolving Loans and Term Loans (each as hereinafter defined) which may have been or may hereafter be made by the Bank to the Borrower and with respect to letters of credit which may have been or may hereafter be issued by the Bank for the account of the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

I.       AMOUNTS AND TERMS

         1.1. Reference to Documents. Reference is made to (i) that certain $5,000,000 principal amount promissory note (the "Revolving Note") of even date herewith made by the Borrower and payable to the order of the Bank, (ii) that certain $1,500,000 original principal amount promissory note dated November 19, 1993, as modified by Allonge of even date herewith (as so modified, "Term Note I") made by the Borrower and payable to the order of the Bank, (iii) that certain $1,500,000 original principal amount promissory note dated June 24, 1994, as modified by Allonge of even date herewith (as so modified, "Term Note II") made by the Borrower and payable to the order of the Bank, (iv) that certain security Agreement from the Borrower to the Bank dated June 23, 1993, as heretofore amended (as so amended, the "Security Agreement") and (v) that certain Pledge Agreement dated as of August 20, 1993, as heretofore amended (as so amended, the "Pledge") from the Borrower to the Bank relating to the capital stock of Object Design Security Corporation, a Massachusetts
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corporation ("ODSC"). This letter agreement supersedes and replaces in its entirety that certain letter agreement between the Bank and the Borrower dated June 23, 1993, as heretofore amended (as so amended, the "1993 Letter Agreement"). The Bank has no further commitment or obligation of any sort under the 1993 Letter Agreement (including, without limitation, any commitment on the part of the Bank to make any loan or other extension of credit thereunder); provided that (i) Term Note I (as amended by Allonge as described above) and Term Note II (as amended by Allonge as described above) remain outstanding and are entitled to the benefits of this letter agreement and the Security Agreement, (ii) effective as of the date hereof and without any further request from the Borrower, the principal of and any interest accrued on any revolving loans made under the 1993 Letter Agreement and outstanding at the date hereof will be deemed repaid in full and replaced by Revolving Loans made under this letter agreement, (iii) that portion of the "Term Loan III" facility provided for by the Fourth Loan Modification Agreement dated as of June 24, 1994 between the Borrower and the Bank which has not been advanced prior to the date hereof may be advanced under the conditions set forth in Section 1.5 below, and (iv) any letters of credit heretofore issued under the 1993 Letter Agreement and outstanding at the date hereof will be deemed to be letters of credit issued and outstanding under this letter agreement.

         1.2. Revolving Loans; Revolving Note. Subject to the terms and conditions hereinafter set forth, the Bank will make loans ("Revolving Loans") to the Borrower, in such amounts as the Borrower may request, at the Principal Office of the Bank on any Business Day prior to the first to occur of (i) the Expiration Date or (ii) the earlier termination of the within-described revolving financing arrangements pursuant to Section 5.2 or Section 6.7; provided, however, that (1) the aggregate principal amount of Revolving Loans outstanding shall at no time exceed the Maximum Revolving Amount (hereinafter defined) and (2) the Aggregate Revolving Bank Liabilities (hereinafter defined) shall at no time exceed the Borrowing Base (hereinafter defined). Within such limits, and subject to the terms and conditions hereof, the Borrower may obtain Revolving Loans, repay Revolving Loans and obtain Revolving Loans again on one or more occasions. The Revolving Loans shall be evidenced by the Revolving Note and interest thereon shall be payable at the times and at the rate provided for in the Revolving Note. Overdue principal of the


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Revolving Loans and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Revolving Note or on the books of the Bank, at or following the time of making each Revolving Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Revolving Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Revolving Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Revolving Note.

         1.3. Repayment; Renewal of Revolving Loan Facility. The Borrower shall repay in full all Revolving Loans and all interest thereon upon the first to occur of: (i) the Expiration Date or (ii) an acceleration under Section 5.2(a) following an Event of Default. The Borrower may repay at any time, without penalty or premium, the whole or any portion of any Revolving Loan. In addition, if at any time the Borrowing Base is in an amount which is less than the then outstanding Aggregate Revolving Bank Liabilities, the Borrower will forthwith prepay so much of the Revolving Loans as may be required (or arrange for termination of such letters of credit as may be required) so that the Aggregate Revolving Bank Liabilities will not exceed the Borrowing Base. The Bank may, at its sole discretion, renew the revolving financing arrangements described in this letter agreement by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrower. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

         1.4. Term Loan I; Term Note I. At various times during 1993 and 1994 the Bank made a series of advances of a term loan


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("Term Loan I") to the Borrower in the aggregate original principal amount of
$1,500,000. Term Loan I is evidenced by Term Note I. The principal amount of Term Loan I will be paid in the installments and at the times set forth in Term
Note I. Interest on Term Loan I shall be payable at the times and at the rate provided for in Term Note I. Overdue principal of Term Loan I and, to the extent permitted by law, overdue interest on Term Loan I shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable under Term Note I (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to Term Note I or on the books of the Bank, at or following the time of receiving any payment of principal of Term Loan I, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of Term Loan I. The amount so noted with respect to Term Note I shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of Term Loan I. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under Term Note I.

         The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of Term Loan I; provided that each such principal prepayment shall be accompanied by payment of all interest under Term Note I accrued but unpaid to the date of payment. Any partial prepayment of principal of Term Loan I will be applied to installments of principal of Term Loan I thereafter coming due, in inverse order of normal maturity. Amounts paid or prepaid with respect to principal of Term Loan I will not be available for reborrowing.

         1.5. Term Loan II; Term Note II. In addition to the foregoing, the Bank has established a facility for an additional term loan to the Borrower ("Term Loan II") in an aggregate principal amount of up to $1,500,000. Term Loan II shall be made in several advances (an aggregate of $1,142,971 having been advanced prior to the date hereof) as requested by the Borrower; provided that
(i) no advance of Term Loan II will be made after May 31, 1995; (ii) the aggregate original principal amounts of all such advances will not exceed $1,500,000; (iii) no such


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advance will be made for less than $250,000; (iv) no such advance will be in an amount more than 80% of the invoiced purchase price of the property constituting the items of Qualifying Equipment with respect to which such advance is made (excluding taxes, shipping, software, installation charges and other "soft costs"); and (v) the Qualifying Equipment with respect to which each such advance is made shall have been acquired by the Borrower no more than 90 days prior to the relevant advance. Prior to the making of each advance of Term Loan II, and as.a precondition thereto, the Borrower will provide the Bank with: (i) invoices supporting the costs of the relevant Qualifying Equipment; (ii) such evidence as the Bank may require showing that the Qualifying Equipment has been installed at the Borrower's Burlington, MA premises, has become fully operational, has been paid for by the Borrower and is owned by the Borrower free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to the Security Agreement); (iii) evidence satisfactory to the Bank that the Qualifying Equipment is fully insured against casualty loss, with insurance naming the Bank as secured party and first loss payee; and (iv) all such Uniform Commercial Code financing statements and other documentation as may be necessary or desirable in order to perfect and/or confirm the Bank's security interest in the Qualifying Equipment. Term Loan II is evidenced by Term
Note II, and interest on Term Loan II shall be payable at the times and at the rate provided for in Term Note II. Overdue principal of Term Loan II and, to the extent permitted by law, overdue interest on Term Loan II shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable under Term Note II (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to Term Note II or on the books of the Bank, at or following the time of making each advance of Term Loan II and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of Term Loan II. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of Term Loan II. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under Term Note II.


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         1.6. Principal Repayment of Term Loan II. All advances of Term Loan II which were made on or prior to June 30, 1994 are hereinafter referred to as "Tranche 1 Advances". Principal of all Tranche 1 Advances are repayable by the Borrower to the Bank in 36 equal consecutive monthly installments. Such installments commenced on July 1, 1994 and will continue on the first day of each month thereafter through and including June 1, 1997. Each such monthly installment of principal shall be in an amount equal to 1/36th of the aggregate outstanding principal balance of the Tranche 1 Advances as at the close of business on June 30, 1994. Advances of Term Loan II which were made at any time during the period beginning on July 1, 1994 and continuing through and including December 31, 1994 are hereinafter referred to as "Tranche 2 Advances". Principal of all Tranche 2 Advances shall be repaid by the Borrower to the Bank in 36 equal consecutive monthly installments (each in an amount equal to 1/36th of the aggregate principal amount of Tranche 2 Advances outstanding at the close of business on December 31, 1994). Such installments commenced on January 1, 1995 and will continue on the first day of each month thereafter through and including December 1, 1997. Advances of Term Loan II which may be made at any time during the period beginning on January 1, 1995 and continuing through and including May 31, 1995 are hereinafter referred to as "Tranche 3 Advances". Principal of all Tranche 3 Advances shall be repaid by the Borrower to the Bank in 36 equal consecutive monthly installments (each in an amount equal to 1/36th of the aggregate principal amount of Tranche 3 Advances outstanding at the close of business on May 31, 1995). Such installments will commence on June 1, 1995 and will continue on the first day of each month thereafter through and including May 1, 1998. The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of Term Loan II; provided that each such principal prepayment shall be accompanied by payment of all interest under Term Note II accrued but unpaid to the date of payment. Any partial prepayment of principal of Term Loan II will be applied to installments of principal of Term Note II thereafter coming due in inverse order of normal maturity. Amounts paid or prepaid with respect to principal of Term Loan II will not be available for reborrowing.

         1.7. Advances and Payments. The proceeds of all Loans shall be credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of each Revolving Loan will be used by the Borrower solely for working capital


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purposes. The proceeds of each Term Loan will be used by the Borrower solely to pay or reimburse acquisition costs of Qualifying Equipment.

         The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums when same are due, from time to time, under this letter agreement and/or any Note and/or with respect to any letter of credit; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in any Note or with respect to any letter of credit.

         Whenever any payment to be made to the Bank hereunder or under any Note or with respect to any letter of credit shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of any Note and/or with respect to any letter of credit shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under any Note and/or with respect to any letter of credit shall be made to the Bank at its Principal Office, in immediately available funds. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, any Note and/or any of the other Loan Documents and/or with respect to any letter of credit, next to interest then accrued on account of any Loans or letter of credit reimbursement obligations and only thereafter to principal of the Loans and letter of credit reimbursement obligations, being applied against the Loans and/or such obligations in such order as the Borrower may designate (and, failing such designation, being applied first against the letter of credit reimbursement obligations, next against the Revolving Loans and thereafter against installments of the Term Loans in inverse order of normal maturity). All interest and fees payable


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hereunder and/or under any Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         1.8. Letters of Credit. At the Borrower's request, the Bank may, from time to time, in its sole discretion issue one or more letters of credit for the account of the Borrower; provided that at the time of such issuance and after giving effect thereto the Aggregate Revolving Bank Liabilities will in no event exceed the lesser of (i) $5,000,000 or (ii) the then effective Borrowing Base. Any such letter of credit will be issued for such fee and upon such terms and conditions as may be agreed to by the Bank and the Borrower at the time of issuance. The Borrower hereby authorizes the Bank, without further request from the Borrower, to cause the Borrower's liability to the Bank for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Revolving Loan to be made hereunder. The Borrower hereby irrevocably requests that such Revolving Loans be made.

         1.9. Conditions to Advance. Prior to the making of the initial Loan or advance hereunder or the issuance of any letter of credit hereunder, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Revolving Note, the Allonges to the Term Notes and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

         Without limiting the foregoing, any Loan or advance or letter of credit issuance (including the initial Loan or advance or letter of credit issuance) is subject to the further conditions precedent that on the date on which such Loan or advance is made or such letter of credit is issued (and after giving effect thereto):

         (a) All statements, representations and warranties of the Borrower made in this letter agreement and/or the Security Agreement shall continue to be correct in all material respects as of the date of such Loan or advance or issuance of such letter of credit, as the case may be.

         (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been


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complied with in all material respects on and as of the date of such Loan or advance or issuance of such letter of credit, as the case may be.

         (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

         (d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

         Each request by the Borrower for any Revolving Loan or for any advance of Term Loan II or for the issuance of a letter of credit, and each acceptance by the Borrower of the proceeds of any Revolving Loan or advance of Term Loan II or delivery of a letter of credit, will be deemed a representation and warranty by the Borrower that at the date of such Revolving Loan or advance of Term Loan II or letter of credit issuance, as the case may be, and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this
Section 1.9 will be satisfied. Each request for a Revolving Loan or any letter of credit issuance will be accompanied by a borrowing base certificate on a form satisfactory to the Bank, executed by the chief financial officer of the Borrower, unless such a certificate shall have been previously furnished setting forth the Borrowing Base as at a date not more than 15 days prior to the date of the requested borrowing.

II.      REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties. In order to induce the Bank to enter into this letter agreement and to make Loans hereunder and/or issue letters of credit hereunder, the Borrower warrants and represents to the Bank as follows:

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted and as contemplated to be conducted, to grant the security interests contemplated by the Security Agreement and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in Massachusetts


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and in each other jurisdiction in which the Borrower maintains any facility, sales office or warehouse and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions, as at the date of this letter agreement, being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no subsidiaries except as shown on said item 2.1(a). The Borrower is not a member of any partnership or joint venture.

         (b) At the date of this letter agreement, all of the outstanding capital stock of the Borrower is owned, of record and beneficially, as set forth on item 2.1(b) of the attached Disclosure Schedule. The Borrower owns 100% of the outstanding capital stock of each Subsidiary.

         (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

                  (i) violate any provision of, or require any filings (other than filings under the Uniform Commercial Code), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

                  (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

                  (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.


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         (d) This letter agreement and each of the other Loan Documents has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

         (e) Except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any subsidiary of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any other instrument provided for or contemplated by this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate might result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower or any such Subsidiary.

         (f) The Borrower is not in violation of any term of its charter or by-laws as now in effect. Neither the Borrower nor any Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other instrument, contract or agreement to which it is a party or by which any of its property is bound.

         (g) Subject to the matters described in the last sentence of this Subsection 2.1(g), the Borrower has filed (and has caused each Subsidiary of the Borrower to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower or any such Subsidiary. Except as otherwise described in the last sentence of this Subsection, all such filed returns, reports and estimates are proper and accurate and the Borrower (or the Subsidiary concerned, as the case may be) has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. To the best of the Borrower's knowledge (and except as otherwise described in the last sentence of this Subsection), no deficiencies for any tax, assessment or governmental charge have


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
been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor. The Borrower believes that it may owe certain sales and use taxes in California, Massachusetts, Illinois and Texas in amounts which have heretofore been disclosed to the Bank,, the Borrower hereby representing that it has established on its financial statements reserves against all of its liabilities for such taxes.

         (h) To the best knowledge of the Borrower, the Borrower is in compliance (and each Subsidiary of the Borrower is in compliance) with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower or any such Subsidiary. Without limiting the foregoing, the Borrower has all the franchises, licenses (subject to the qualifications set forth in Subsection 2.1(k) below), leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it,.as now conducted, owned and used and as proposed to be conducted, owned and used.

         (i) The audited financial statements of the Borrower as at December 31, 1994, heretofore delivered to the Bank, fairly present the financial condition of the Borrower as at the date thereof and for the period covered thereby. The Borrower has no liability, contingent or otherwise, not disclosed in the aforesaid December 31, 1994 financial statements that could materially affect the financial condition of the Borrower. Since December 31, 1994, there has been no material adverse development in the business or condition of the Borrower and the Borrower has not entered into any transaction other than in the ordinary course.

         (j) The principal place of business and chief executive offices of the Borrower are located at 25 Burlington Mall Road, Burlington, MA 01803. All of the books and records of the Borrower are located at the address set forth in the immediately preceding sentence. Except as described on item 2.1(j) of the attached Disclosure Schedule, no assets of the Borrower are located at any other address. Said item 2.1(j) of the attached


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
Disclosure Schedule sets forth the names and addresses of all record owners of each location where any of the Borrower's assets are located. For the purposes of this letter agreement, "Premises" shall mean all premises owned, leased or operated by the Borrower and/or any subsidiaries of the Borrower, all of which are set forth on item 2.1(j) of the attached Disclosure Schedule.

         (k) The Borrower owns or possesses (or will be able to acquire, on reasonable terms, adequate licenses or other rights to use) all of the patents, licenses, copyrights, trademarks, trade names and franchises ("Intellectual Property") now being used or necessary to conduct its business, all of which are described on Item 2.1(k) of the attached Disclosure Schedule. Except as described in item 2.1(k) of the attached Disclosure Schedule, to the best of the Borrower's knowledge, the conduct of the Borrower's business as now operated does not conflict with valid patents, licenses, copyrights, trademarks, trade name rights or franchises of others in any manner that could materially adversely affect the business or assets or condition, financial or otherwise, of the Borrower.

         (l) To the best of the Borrower's knowledge, none of the executive officers or key employees of the Borrower is subject to any confidentiality, noncompetition or similar agreement in favor of anyone other than the Borrower which could reasonably be expected to have a material adverse effect on the business, prospects or financial condition of the Borrower.

         (m) The Borrower is not a party to any contract or agreement which now has or, as far as can be foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.

III.  AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

         Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or all or any portion of any Term Loan or any of the other obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:


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
         3.1. Legal Existence; Qualification; Compliance. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified to do business and in good standing in Massachusetts and the Borrower will qualify to do business and remain qualified and in good standing (and will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where it maintains any facility, sales office, warehouse or other location and in each other jurisdiction in which the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply (and will use its best efforts to cause each Subsidiary of the Borrower to comply) with its charter documents and by-laws and, in all material respects, with all contractual requirements by which it or any of its properties may be bound. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) reasonably be expected to have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary.

         3.2. Maintenance of Property; Insurance. The Borrower will maintain and preserve (and will use its best efforts to cause each Subsidiary of the Borrower to maintain and preserve) all of its properties in good working order and condition, ordinary wear and tear excepted, making all necessary repairs thereto and replacements thereof. The Borrower will maintain all such insurance as may be required under the Security Agreement and will also maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

         3.3. Payment of Taxes. The Borrower will pay and discharge (and will use its best efforts to cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. Notwithstanding the foregoing, this Section 3.3 will not be deemed to require the Borrower to pay prior to June 30, 1995 the state sales and use taxes described in the last sentence of Subsection 2.1(g) above, provided that the Borrower maintains at all times reserves for the full amount of its liability for such taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all lease obligations, all trade debt, purchase money obligations, equipment lease obligations and all of its other Indebtedness. The Borrower will perform and fulfill all material covenants and agreements under any leases of real estate, agreements relating to purchase money debt, equipment leases and other material contracts. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary for its business.

         3.4. Accounts. The Borrower will maintain its principal depositing and operating accounts with the Bank.

         3.5. Conduct of Business. The Borrower will conduct, in the ordinary course, the business in which it is presently engaged. The Borrower will not, without the prior written consent of the Bank, directly or indirectly (itself or through any Subsidiary), enter into any other lines of business, businesses or ventures outside the area of software design and licensing and related industries.

         3.6. Reporting Requirements. The Borrower will furnish to the Bank:

                  (i) Within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified".

                  (ii) Within 30 days after the end of each month, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and related consolidated and consolidating statements of income and cash flow, unaudited but prepared in accordance with generally accepted accounting principles fairly presenting the financial condition of the Borrower as at the dates thereof and for the periods covered thereby (except that such monthly statements need not contain footnotes) and certified as fairly presenting the Borrower's financial condition (subject to normal year-end audit adjustments, which shall not be material) by the chief financial officer of the Borrower (such certification being deemed given on behalf of the Borrower), such balance sheets to be as at the end of each such month and such statements of income and cash flow to be for such month and for the year to date, in each case together with a comparison to budget.

                  (iii) At the time of delivery of each annual financial statement of the Borrower and of delivery of each monthly statement given as at the end of a fiscal quarter, a certificate executed by the chief financial officer of the Borrower (such certificate being deemed given on behalf of the Borrower) stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each such certificate given as at the end of any fiscal quarter shall also set forth the calculations necessary to evidence compliance with Sections 3.7-3.11.

                  (iv) Monthly, within 15 days after the end of each month (if at such month-end any Revolving Loan is outstanding or any letter of credit issued by the Bank for the account of the Borrower is outstanding), (A) an aging report in form satisfactory to the Bank covering all Receivables of the Borrower outstanding as at the end of such month and (B) a certificate of the chief financial officer of the Borrower (such certificate being deemed given on behalf of the Borrower) setting forth the Borrowing Base as at the end of such month, all in form reasonably satisfactory to the Bank.

                  (v) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any letter of comments directed by such accountants to the management of the Borrower.

                  (vi) Should any securities of the Borrower be publicly traded or if registration of such securities is being sought, the Borrower will furnish to the Bank, promptly upon same becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower to stockholders or the holders of debt securities generally, and of each regular or periodic report and any registration statement, prospectus or listing application filed by the Borrower with the National Association of securities Dealers, any securities exchange or the securities and Exchange commission or any successor agency.

                  (vii) As soon as possible and in any event within five days of the occurrence of any Event of Default or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, the statement of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto.

                  (viii) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party.

                  (ix) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which is likely to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

                  (x) Promptly upon request, such other information respecting the financial condition, operations, Receivables, inventory, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

         3.7. Debt to Worth. The Borrower will maintain as at the end of each fiscal quarter of the Borrower (commencing with its results as at March 31, 1995) on a consolidated basis a Leverage Ratio of not more than 1.0 to 1. As used herein, "Leverage Ratio" means the ratio of (x) Senior Debt of the Borrower and Subsidiaries to (y) Capital Base of the Borrower.

         3.8. Capital Base. The Borrower will maintain as at the end of each fiscal quarter of the Borrower (commencing with its results as at March 31, 1995) a consolidated Capital Base which shall not be less than the then-effective Capital Base Requirement. As used herein, the "Capital Base Requirement" in effect at any quarter-end will be deemed to be the sum of (i) the then-applicable Minimum TCB plus (ii) 50% of the net proceeds of any equity securities sold by the Borrower after December 31, 1994 through the end of the relevant fiscal quarter and 50% of the proceeds of any Subordinated Debt issued by the Borrower and/or its Subsidiaries after December 31, 1994 through the end of the relevant fiscal quarter (nothing contained herein being deemed to approve the issuance of any such additional Subordinated Debt). As used herein, the "Minimum TCB" is $9,000,000 as at March 31, 1995; $7,000,000 as at June 30,
1995; $6,000,000 as at September 30, 1995; and $5,000,000 as at December 31,
1995 and as at each fiscal quarter-end thereafter.

         3.9. Quick Ratio. The Borrower will maintain as at the end of each fiscal quarter of the Borrower (commencing with its results as at March 31, 1995) a ratio of Net Quick Assets to Current Liabilities, which ratio shall be not less than 2.0 to 1.

         3.10. Profitability. The Borrower will not incur a quarterly consolidated Net Loss in excess of $3,000,000 for its fiscal quarter ending March 31, 1995. The Borrower will not incur a quarterly consolidated Net Loss in excess of $2,000,000 for its fiscal quarter ending June 30, 1995. The Borrower will not incur a quarterly consolidated Net Loss in excess of $1,500,000 for its fiscal quarter ending September 30, 1995. The Borrower will achieve quarterly consolidated Net Income of not less than $1.00 for its fiscal quarter ending December 31, 1995 and for each fiscal quarter thereafter. The Borrower will not incur an annual consolidated Net Loss in excess of $7,000,000 for its fiscal year ending December 31, 1995. The Borrower will achieve Net Income of at least $1,000,000 for its fiscal year ending December 31, 1996 and for each fiscal year thereafter.

         3.11. Capital Expenditures. The Borrower and its Subsidiaries will not incur, on a consolidated basis, Capital Expenditures in excess of $500,000 in any one fiscal quarter (commencing with its fiscal quarter ending March 31, 1995), nor will the Borrower and its Subsidiaries incur, on a consolidated basis, Capital Expenditures in excess of $2,000,000 in any fiscal year.

         3.12. Books and Records. The Borrower will maintain (and cause each of its Subsidiaries to maintain) books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its managers., officers or directors and independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this Section 3.12. Each financial statement of the Borrower hereafter delivered pursuant to this letter agreement will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby. Except as otherwise permitted in this letter agreement and/or the Security Agreement, the Bank will not at any time use (for any purpose other than in connection with monitoring the within-described loan facilities and/or enforcing its rights hereunder and/or under the Security Agreement) any information of any kind to which the Bank is given access or which is provided to the Bank by the Borrower pursuant to this
Section 3.12 (such information being hereinafter referred to, subject to the last sentence of this Section 3.12, as the "Confidential Information"). The Bank agrees that it will use reasonable efforts to ensure that Confidential Information will not be disclosed to any other Person without the Borrower's consent; provided, however, that nothing contained herein will be deemed to preclude any such disclosure: (1) to employees, officers, directors and/or agents of the Bank in connection with the approval of Loans, letters of credit or other credit facilities or in connection with the administration of this letter agreement, any Loans, letters of credit and/or other credit facilities;
(2) to internal or independent auditors; (3) to any examiners or other officials, employees or agents of any federal or state governmental regulatory agency, board, commission, public corporation or similar entity; (4) if ordered by any court or governmental agency having or claiming jurisdiction; (5) to any actual or proposed assignee of or participant in any Loan; and/or (6) in connection with any suit, action or other proceeding to collect any Loans or enforce any other right under this letter agreement, the Security Agreement and/or any of the Notes. Notwithstanding the foregoing, it is agreed that "Confidential Information" expressly excludes: (1) any information filed with a public agency or otherwise within the public domain, (2) any information supplied to the Bank by a third party under circumstances in which the recipient of such information does not know of (and should not reasonably have known of) any confidential relationship between such third party and the Borrower which would restrict dissemination of such information, and (3) any information supplied by or on behalf of the Borrower which is not labelled "confidential" or as to which the Borrower has not otherwise indicated that disclosure is prohibited.

         3.13. Landlord's Waiver. Prior to the making of the first Loan the Borrower will use its best efforts to obtain, and will thereafter use its best efforts to maintain in effect at all times, waivers from the owners of all premises in which any material amount of Collateral is located, such waivers to be in form and substance satisfactory to the Bank.

IV.      NEGATIVE COVENANTS.

         Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or all or any portion of any Term Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         4.1. Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

                  (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Notes and any Indebtedness in respect of letters of credit issued by the Bank;

                  (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

                  (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

                  (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors and/or lessors for equipment purchased or leased by the Borrower for use in the Borrower's business, provided that the total of Indebtedness permitted under this clause (iv) (exclusive of presently-existing equipment financing permitted under clause (v) of this Section 4.1) will not exceed $1,500,000 in the aggregate outstanding at any one time;

                  (v) other Indebtedness existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule and not including any refinancing or replacement of any of same; and

                  (vi) any guaranties or other contingent liabilities expressly permitted pursuant to Section 4.3.

         4.2. Liens. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens") upon or with respect to any of its property or assets, now owned or hereafter acquired, except:

                  (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or if the same are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves are maintained on the Borrower's books in accordance with generally accepted accounting principles;

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business, which Liens either (x) do not in the aggregate materially detract from the value of the property or assets subject thereto and do not materially impair the use of such property and assets in the operation of the Borrower's business or (y) are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

                  (iii) Liens (other than any Liens imposed by ERISA), pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

                  (iv) pledges or deposits securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money or the deferred purchase price of property), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business and provided that same do not in the aggregate materially detract from the value of the Collateral or materially impair the use of any Collateral in the operation of the Borrower's business;

                  (v) rights in favor of other Persons arising under Section 2-502 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers;

                  (vi) Liens in favor of the Bank;

                  (vii) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause
         (iv) of Section 4.1; provided that no such Lien will extend to any property of the Borrower or any Subsidiary other than the specific items of equipment financed; or

                  (viii) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

         4.3. Guaranties. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) in connection with any indebtedness of any other Person (nor will the Borrower permit any Subsidiary to do so), except (i) guaranties by endorsement for deposit or collection in the ordinary course of business and
(ii) currently existing guaranties described on item 4.3 of the attached Disclosure Schedule.

         4.4. Dividends. The Borrower will not, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock; provided, however, that the Borrower may make Qualified Payments (hereinafter defined) so long as at the time of making each such Qualified Payment and after giving effect thereto the Borrower is not in default under any of Sections 3.7, 3.8, 3.9 or 5.1(a) and prior to such payment the Borrower submits to the Bank calculations certified by the Borrower's chief financial officer and reasonably satisfactory to the Bank demonstrating on a pro forma basis that no default wi.11 occur under any of Sections 3.7, 3.8 or 3.9 as at the next fiscal quarter end. As used herein, "Qualified Payment" means any payment made by the Borrower to repurchase or redeem capital stock to the extent required by the terms of the Series E and Series F Convertible Preferred Stock Purchase Agreement by and between the Borrower and International Business Machines corporation dated as of April 12, 1993, the Fifth Amended and Restated Preferred Stock Redemption Agreement by and among the Borrower and certain stockholders of the Borrower dated as of May 14, 1993 (as same may be from time to time further amended and/or restated) and certain Stock Restriction and Repurchase Agreements by and between the Borrower and certain employees of the Borrower.

         4.5. Loans and Advances. The Borrower will not make any loans or advances (nor permit any subsidiary to make any loans or advances) to any Person, including, without limitation, the Borrower's directors, officers and employees, except (i) loans and advances existing at the date of this letter agreement and set forth on item 4.5 of the attached Disclosure Schedule, and
(ii) future loans and advances to directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, all of which future loans and advances will not exceed, in the aggregate, $100,000 outstanding at any one time.

         4.6. Investments. The Borrower will not, without the Bank's prior written consent, invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) other investment grade debt securities,
(iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this Section 4.6, (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent, (v) deposits with or certificates of deposit issued by any United States commercial bank having more than $100,000,000 in capital, and (vi) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to Section 4.7 below; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries, except as provided in the next following sentence, and exclusive of any debt owed by any Subsidiary to the Borrower) will not be less than 85% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries. Notwithstanding the foregoing provisions of this
Section 4.6, ODSC may hold cash and investments of the types described in clauses (i)- (iv) of the first sentence of this Section 4.6 in an aggregate amount not to exceed $20,000,000 and, as long as the Pledge is in effect and no default exists thereunder the Tangible Net Worth of ODSC (not in excess of $20,000,000) will be deemed combined with that of the Borrower for the purpose of determining compliance with the 85% test set forth in the immediately preceding sentence. The Borrower now owns and at all times will own 100% of the capital stock of ODSC. The Borrower will cause ODSC at all times:

         (i) not to have or incur any Indebtedness to any Person, other than taxes not yet due and payable; not to incur, assume or suffer to exist any Lien on any of its assets; and not to make or assume or be liable for any guaranty of Indebtedness of others;

         (ii) to have no employees;

         (iii) to conduct no business other than buying, selling, dealing in or holding securities in its own behalf and not as a broker; and

         (iv) to maintain books and records separate from the Borrower and conduct its corporate affairs in all respects as a separate corporation and not as the agent or alter ego of the Borrower.

         4.7. Subsidiaries; Acquisitions. The Borrower will not form (except as provided below in this Section 4.7) or acquire any new subsidiary or make any other acquisition of the stock of any Person or of all or substantially all of the assets of any other Person without the Bank's prior written consent. The Borrower will not become a partner in any partnership if the effect of such arrangement is to permit any Person other than the Borrower to bind any assets of the Borrower or incur any Indebtedness on behalf of the Borrower. Notwithstanding the foregoing provisions of this Section 4.7, the Borrower may create one or more new Subsidiaries for the purposes of marketing and distribution; provided that (i) that the Bank is given at least 10 days' prior written notice of the creation of any such Subsidiary, and (ii) giving effect to the creation of any such Subsidiaries and the investments from time to time made by the Borrower therein, the Borrower will always be in compliance with the proviso appearing at the end of the first sentence of Section 4.6.

         4.8. Merger. The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than sale of inventory in the ordinary course.

         4.9. Affiliate Transactions. The Borrower will not, without the prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this Section 4.9 shall be deemed to prohibit the payment of salary or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

         4.10. Change of Address, etc. The Borrower will not change its name or legal structure, nor will the Borrower move its chief executive office or principal place of business from the address described in the first sentence of
Section 2.1(j) above, nor will the Borrower remove any books or records from such address, nor will Borrower keep any Collateral at any location other than the Premises without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

         4.11. Hazardous Waste. Except as provided below, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any of the Premises, nor shall the Borrower store (or permit any Subsidiary to store) on any of the Premises, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). To the extent it has knowledge thereof, the Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any of the Premises, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

         4.12. No Margin Stock. No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin security.

         4.13. Subordinated Debt. The Borrower will not directly or indirectly make any optional or voluntary prepayment or purchase of Subordinated Debt or modify, alter or add any provisions with respect to payment or terms of Subordinated Debt. The Borrower will not make any payment of any principal of or interest on any Subordinated Debt at any time when there exists, or if there would result therefrom, any Event of Default hereunder.

V.       DEFAULT AND REMEDIES

         5.1. Events of Default. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

         (a) The Borrower shall fail to make any payment of principal of or interest on the Revolving Note or any Term Note on or before the date when due; or the Borrower shall fail to pay when due any amount owed to the Bank with respect to any letter of credit now or hereafter issued by the Bank; or

         (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Loan or letter of credit shall at any time prove to have been incorrect in any material respect when made; or

         (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of Sections 3.1, 3.3, 3.6, 3.7, 3.8, 3.9,
3.10 or 3.11 or Article IV; or

         (d) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrower; or

         (e) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

         (f) Any default shall exist and remain unwaived or uncured with respect to any Subordinated Debt of the Borrower or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Subordinated Debt, or any such Subordinated Debt shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or giving of notice or both would permit, the acceleration of the maturity of any Subordinated Debt by the holder or holders thereof; or

         (g) Any default shall exist and remain unwaived or uncured with respect to any Indebtedness of the Borrower or any Subsidiary of the Borrower in excess of $100,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such

Indebtedness, or any such Indebtedness in excess of $100,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

         (h) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

         (i) Any attachment, execution or similar process shall be issued or levied against any of the property of the Borrower or any Subsidiary and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 10 days after its issue or levy; or

         (j) Any final uninsured judgment in excess of $100,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction; or

         (k) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any subsidiary of the Borrower to the PBGC which in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

         (l) The Security Agreement, the Pledge and/or any of the other Loan Documents shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

         (m) The security interests and liens of the Bank in and on any of the Collateral covered or intended to be covered by the Security Agreement or the Pledge shall for any reason (other than written release by the Bank) not be fully perfected liens and security interests, subject in priority only to matters set forth in Section 4.2 above; or

         (n) If, at any time, more than 50% of any class of voting stock of the Borrower shall be held, of record and/or beneficially, by any Person or by any two or more Persons acting as a "group" (as defined in the Securities Exchange Act of 1934, as amended, and the regulations thereunder); or

         (o) There shall occur any other material adverse change in the condition (financial or otherwise), operations, properties, assets, liabilities or earnings of the Borrower.

         5.2. Rights and Remedies on Default. Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

         (a) Declare the entire unpaid principal amounts of the Revolving Note and each Term Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement and all other Indebtedness of the Borrower to the Bank to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

         (b) Terminate the revolving financing arrangements and the facility for advances of Term Loan II provided for in this letter agreement.

         (c) Exercise all rights and remedies hereunder, under the Revolving Note, under each Term Note, under the Security

Agreement and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

         5.3. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As further security for the Obligations, the Borrower also grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code.

         5.4. Letters of Credit. Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the Revolving Loans or (ii) if this letter agreement and/or the revolving financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrower for any reason, the Borrower will forthwith deposit with the Bank in cash a sum equal to the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of the Borrower.

VI.      MISCELLANEOUS

         6.1. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the

Security Agreement, the Revolving Note, any Term Note and all other instruments and documents to be delivered in connection with any Loan or letter of credit issued hereunder and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Security Agreement, the Revolving Note, any Term Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreement, the Revolving Note, any Term Note and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from the date of any demand therefor until the date when paid at a rate per annum equal to the sum of (i) two (2%) percent plus (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate permitted by then applicable law).

         6.2. Capital Adequacy. If the Bank shall have determined that the adoption or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to the Revolving Loans, any Term Loan and/or the within-described revolving and term loan facilities and/or letters of credit issued for the account of the Borrower to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) but for such adoption, phase-in, change or compliance by any amount deemed by the Bank to be material: (i) the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (ii) the Borrower shall pay forthwith to the Bank as an additional fee such amount as the Bank certifies to be the amount that will compensate it for such reduction with respect to the Revolving Loans, any Term Loan, within-described revolving and term loan facilities and/or such letters of credit.

         A certificate of the Bank claiming compensation under this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amounts, the Bank may use any reasonable averaging and attribution methods. No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any certificate in a timely manner shall reduce any obligation of the Borrower to the Bank under this Section.

         6.3. Facility Fees. In addition to all other fees heretofore paid by the Borrower to the Bank, the Borrower will pay to the Bank with respect to the within-described arrangements for Revolving Loans, on the first day of each calendar quarter (commencing July 1, 1995) as long as the within-described revolving loan arrangements are in effect and on the Expiration Date, a non-refundable quarterly facility fee, payable in arrears in the amount of $12,500 per quarter (appropriately pro-rated for any partial calendar quarter). In addition, if the revolving loan financing arrangements established by this letter agreement are terminated prior to October 2, 1995 for any reason (whether a termination by the Bank under Section 5.2 due to the Borrower's default or a voluntary termination by the Borrower under Section 6.7), the Borrower shall forthwith upon such termination pay to the Bank a sum equal to all of the fees which would have become due pursuant to the immediately preceding sentence from the date of such termination through and including October 2, 1995 had no such termination occurred. Fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services made available to the Borrower.

         6.4. Other Agreements. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

         6.5. Governing Law. This letter agreement and the Notes shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

         6.6. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

                  If to the Borrower:

                  Object Design, Inc.
                  25 Burlington Mall Road
                  Burlington, MA  01803
                  Attention:  Michael B. Byers, Controller

                  If to the Bank:

                  Fleet Bank of Massachusetts, N.A.
                  High Technology Group
                  75 State Street
                  Boston, MA  02109
                  Attention:  Catherine M. Bruton, Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective two (2) days after deposit in the United States mails, if sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid. If any such notice, request, demand or other communication is hand delivered, same shall be effective upon receipted delivery.

         6.7. Binding Effect; Assignment; Termination. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Loans, the Notes and/or any letters of credit issued hereunder. The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank, together with payment of that amount (if any) provided for by the second sentence of Section 6.3; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full all Loans and all interest thereon and all fees and charges payable in connection therewith and all letters of credit issued hereunder have been terminated.

         6.8. Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or any Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this Section 6.8 or as otherwise permitted by law.

         The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this Section 6.8 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in Section 6.6 or (ii) by serving a copy thereof upon it at its address set forth in Section 6.6.

         6.9. Severability. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

VII.      DEFINED TERMS

         7.1. Definitions. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

         "Aggregate Revolving Bank Liabilities" - At any time, the sum of (i) the principal amount of all Revolving Loans then outstanding, plus (ii) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower, plus (iii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Borrowing Base" - At any time, 75% of the aggregate principal amount of the Qualified Receivables of the Borrower then outstanding.

         "Business Day" - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national bank.

         "Capital Base" - At any time, the sum of (i) the consolidated Tangible Net Worth of the Borrower and Subsidiaries then existing plus (ii) the principal amount of Subordinated Debt of the Borrower then outstanding (nothing contained herein being deemed to authorize the incurrence of any additional Subordinated Debt).

         "Capital Expenditures" - All acquisitions of machinery, equipment, land, leaseholds, buildings, leasehold improvements and all other expenditures for purposes which are considered to be fixed assets under generally accepted accounting principles consistently applied. When a fixed asset is acquired by a lease which is required to be capitalized pursuant to generally accepted accounting principles, the amount required to be capitalized pursuant thereto shall be considered to be an expenditure in the year such asset is first leased.

         "Collateral" - All property now or hereafter owned by the Borrower or in which the Borrower now or hereafter has any interest which is described as "Collateral" in the Security Agreement and/or in the Pledge.

         "Current Liabilities" - All liabilities of the Borrower which are properly shown as current liabilities on a balance sheet of the Borrower prepared in accordance with generally accepted accounting principles, including, without limitation, all capitalized lease payments and other payments under capitalized leases and fixed prepayments of, and sinking fund payments with respect to, Indebtedness required to be made within one year from the date of determination. "Current Liabilities" shall also and in any event be deemed to include the Revolving Loans. In no event will "Current Liabilities" be deemed to include any Subordinated Debt nor any liabilities which constitute Deferred Revenue.

         "Deferred Revenue" - At any time, such amount as is then properly shown as "deferred revenue" on a balance sheet of the Borrower prepared consistently with the December 31, 1994 financial statements heretofore submitted to the Bank.

         "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         "Expiration Date" - May 1, 1996, unless extended by the Bank, which extension may be given or withheld by the Bank in its sole discretion.

         "Indebtedness" - The total of all obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

         "Loan" - Any Revolving Loan or any Term Loan.

         "Loan Documents" - Each of this letter agreement, the Revolving Note, the Term Notes, the Security Agreement, the Pledge and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Loans or to any of the letters of credit issued hereunder, all whether now existing or hereafter arising or entered into.

         "Maximum Revolving Amount" - At any date as of which same is to be determined, the amount by which (x) $5,000,000 exceeds (y) the sum of (i) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower plus (ii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Net Income" (or "Net Loss") - The book net income (or net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

         "Net Quick Assets" - Such current assets of the Borrower as consist of cash, cash-equivalents and Receivables other than those due from any affiliate (less an allowance for bad debt consistent with the Borrower's prior experience).

         "Notes" - Collectively, the Revolving Note and each of the Term Notes.

         "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

         "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

         "Person" - An individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Premises" - As defined in Subsection 2.1(j) above.

         "Principal Office" - The principal place of business of the Bank, now located at 75 State Street, Boston, MA 02109.

         "Qualified Receivables" - Only those Receivables of the Borrower which arise out of bona fide sales made to customers of the Borrower (which customers are located in the United States and are unrelated to the Borrower) in the ordinary course of the Borrower's business and which remain unpaid no more than 90 days past the invoice date of such Receivable, the payment of which is not in dispute. Unless the Bank in its sole discretion otherwise determines with respect to any Receivable, a Receivable which would otherwise be a Qualified Receivable shall be deemed not to be a Qualified Receivable (i) if the Bank does not have a fully perfected first security interest in such Receivable; (ii) if such Receivable is not free and clear of all adverse interests in favor of any other Person; (iii) if such Receivable is subject to any deduction, off-set, contra account, counterclaim or condition; (iv) if a field examination made by the Bank fails to confirm that such Receivable exists and satisfies all of the criteria set forth herein to be a Qualified Receivable; (v) if such Receivable is not properly invoiced at the date of sale; (vi) if the customer or account debtor has disputed liability or made any claim with respect to the Receivable or the merchandise covered thereby or with respect to any other Receivable due from said customer to the Borrower; (vii) if the customer or account debtor has filed a petition for bankruptcy or any other application for relief under the Bankruptcy Code or effected an assignment for the benefit of creditors, or if any petition or any other application for relief under the Bankruptcy Code has been filed against said customer or account debtor, or if the customer or account debtor has suspended business, become insolvent, ceased to pay its debts as they become due, or had or suffered a receiver or trustee to be appointed for any of its assets or affairs; (viii) if the customer or account debtor has failed to pay other Receivables so that an aggregate of 25% of the total Receivables owing to the Borrower by such customer or account debtor has been outstanding for more than 90 days; (ix) if such Receivable is owed by the United States government or any agency or department thereof (unless assigned to the Bank under the Federal Assignment of Claims Act); or (x) if the Bank reasonably believes that collection of such Receivable is insecure or that it may not be paid by reason of financial inability to pay or otherwise, or that such Receivable is not for any reason suitable for use as a basis for borrowing hereunder. Notwithstanding the foregoing, any Receivable owed to the Borrower by a customer located outside the United States may be included in Qualified Receivables if (i) such Receivable otherwise satisfies all of the requirements set forth in this definition and (ii) the customer has been approved in writing by the Bank for this purpose.

         "Qualifying Equipment" - Equipment (not including software) purchased by the Borrower for use in the Borrower's business which meets all of the following criteria: (i) such equipment consists of one of the items shown on the Equipment List heretofore delivered by the Borrower to the Bank or has otherwise been approved by the Bank for use in supporting an advance of Term Loan II, (ii) each item of such equipment has been delivered to and installed at the Premises and has become fully operational, and (iii) the Borrower has paid in full for each item of such equipment and holds title to same, free of all interests and claims of any other Person (other than the security interest of the Bank).

         "Receivables" - All of the Borrower's present and future accounts, accounts receivable and notes, drafts, acceptances and other instruments representing or evidencing a right to payment for goods sold or for services rendered.

         "Senior Debt" - The principal amount of all Indebtedness of the Borrower less the total of (i) the then outstanding principal amount of Subordinated Debt, and (ii) any Indebtedness shown on the Borrower's balance sheet which constitutes Deferred Revenue.

         "Subordinated Debt" - Any Indebtedness of the Borrower which is expressly subordinated, pursuant to a subordination agreement in form and substance satisfactory to the Bank, to all Indebtedness now or hereafter owed by the Borrower to the Bank.

         "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

         "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person and (ii) any assets representing amounts due from any officer, employee or other affiliate of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to,, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

         "Term Loans" - Each of Term Loan I and Term Loan II.

         "Term Notes" - Each of Term Note I and Term Note II.

         Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

VIII.    AMENDMENTS TO PRIOR DOCUMENTS

         8.1. Amendments to Security Agreement. The Security Agreement is hereby further amended:

         (a) By providing that all references therein to a "Letter Agreement" will be deemed to refer to this letter agreement, as same may be from time to time amended.

         (b) By providing that all references therein to a "Revolving Note" will be deemed to refer to the above-referenced $5,000,000 Revolving Note of even date herewith.

         (c) By providing that all references therein to a "Term Note" will be deemed to refer to each of Term Note I and Term Note II.

         (e) By providing that all references therein to a "Term Loan" will be deemed to refer, collectively, to Term Loan I and Term Loan II.

         (f) By providing that the term "Obligations", as used in the Security Agreement, includes each of the Term Loans and each of the Revolving Loans now or hereafter outstanding and all liabilities of the Borrower in respect of any letter of credit now or hereafter issued by the Bank for the account of the Borrower.

         Except as expressly amended hereby, the Security Agreement remains in full force and effect as heretofore. Whenever in this letter agreement or in any other Loan Document reference is made to a "Security Agreement", from and after the date hereof same will be deemed to refer to the Security Agreement as amended hereby.

         8.2. Amendment to Pledge. The Pledge is hereby further amended:

         (a) By providing that all references therein to a "Letter Agreement" will be deemed to refer to this letter agreement, as same may be from time to time amended.

         (b) By providing that all references therein to a "Revolving Note" will be deemed to refer to the above-referenced $5,000,000 Revolving Note of even date herewith.

         (c) By providing that all references therein to a "Term Note" will be deemed to refer to each of Term Note I and Term Note II.

         (d) By providing that the term "Obligations" as used in the Pledge, includes each of the Term Loans and each of the Revolving Loans now or hereafter outstanding and all liabilities of the

Borrower in respect of any letter of credit now or hereafter issued by the Bank for the account of the Borrower.

         Except as expressly amended hereby, the Pledge remains in full force and effect heretofore. Whenever in this letter agreement or in any other Loan Document reference is made to a "Pledge" or "Pledge Agreement", from and after the date hereof same will be deemed to refer to the Pledge as amended hereby.

         This letter agreement is executed, as an instrument under seal, as of the day and year first above written.


                                       Very truly yours,

                                       OBJECT DESIGN, INC.



                                       By______________________________________
                                         Its


Accepted and agreed:

FLEET BANK OF MASSACHUSETTS, N.A.



By_______________________________
  Its



By_______________________________
  Its